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                                   EXHIBIT 12

                                                                  August 3, 1995

Mr. George N. Benjamin, III
8260 W. 116th Street
Overland Park, Kansas 66210

Dear Mr. Benjamin:

  In recognition of your services on behalf of TIE/communications, Inc. (the "Company") with respect to a possible sale of the Company, the Company has determined to pay you a special bonus in the event the Company is sold prior to December 31, 1995 for consideration in excess of $6.00 per share of outstanding common stock.

  Specifically, in the event the Company is sold prior to December 31, 1995, for consideration in excess of $6.00 per share, the Company will pay you the following amount:

  Primary Bonus

    (a) If the consideration per share in a Subject Transaction shall exceed $6.00 per share, the amount of such excess (not to exceed $1.25 per share) shall be determined and multiplied by the number of shares outstanding. The primary bonus shall be payable in an amount equal to one percent (1%) of the resulting product; and

  Supplemental Bonus

    (b) If the consideration per share in a Subject Transaction shall exceed $7.25 per share, the amount of such excess shall be determined and multiplied by the number of shares outstanding. The supplemental bonus shall be payable in an amount equal to two percent (2%) of the resulting product.

  Assuming there are 4,000,000 issued and outstanding shares of stock, the following examples are given to illustrate the foregoing provisions:

    (a) If the sale price per share is $7.00, the excess price per share is $1.00, which is multiplied by 4,000,000 to establish the basis for purposes of determining the primary bonus. The resulting product is $4,000,000 and the primary bonus payable (1%) is $40,000. Because the consideration per share does not exceed $7.25, there is no supplemental bonus.

    (b) If the consideration per share is $8.25, the excess price per share is limited to $1.25 for purposes of computing primary bonus: this amount ($1.25) is multiplied by 4,000,000 to establish the basis for determining primary bonus, and the resulting product is $5,000,000, primary bonus payable, at the rate of one percent (1%), is $50,000. For purposes of determining supplemental bonus, the excess consideration per share is determined by deducting $7.25 from $8.25 and the excess per share is $1.00; this amount is multiplied by 4,000,000 shares and the resulting base for computing supplemental bonus is $4,000,000. At the specified rate (2%) the supplemental bonus payable is $80,000. Total bonus payable based on a selling price of $8.25 is thus $130,000 (primary bonus of $50,000 plus supplemental bonus of $80,000).

  For purposes hereof, a sale of the Company with respect to which a bonus will be paid includes any merger, acquisition of all of the outstanding common stock of the Company or acquisition of substantially all of the assets of the Company, but expressly excludes any transaction in which you participate, directly or indirectly, as an acquiring party or any acquisition by the controlling stockholders of the Company or any of their affiliates of the shares held by the public ("Subject Transaction").

  In the event of an asset transaction, the number of shares sold in a transaction which involves a sale or exchange of assets of the Company, rather than a sale or exchange of stock, shall be deemed to be that number of shares which constitutes the same percentage of total outstanding shares of the Company's stock as the
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Mr. George N. Benjamin, III
August 3, 1995
Page 2
percentage relationship between the assets sold or exchanged in such transaction and the total assets of the Company at the time of such transaction. The consideration per share in such transaction shall be determined by dividing the total number of shares deemed to have been sold into the total value of the consideration received for the assets sold in such transaction. The value of any deferred payment obligation received in any Subject Transaction shall be deemed to be the principal face amount of such obligation.

  Any bonus payable hereunder will be paid in a lump sum within 30 days following the closing of the sale transaction. In the event of your death before payment of bonuses earned under the terms of this Agreement, such bonuses shall be payable to your surviving spouse; if your spouse shall predecease you, amounts becoming payable after your death shall be payable to your estate.

  Notwithstanding the foregoing, this Agreement shall terminate and be of no force or effect upon your retirement, death or termination of employment prior to the time that your bonus is earned under the terms of this Agreement unless such termination is an Involuntary Termination. This Agreement shall also terminate and be of no force or effect in the event that you, whether directly or indirectly, individually or as part of a group, submit a bid to acquire the Company (a "Management Bid") or participate in discussions with others regarding, seek financing for or otherwise assist in the preparation of such a Management Bid at any time between the date of this Agreement and December 31, 1995. If you receive inquiries regarding a Management Bid after the date hereof, you shall promptly (i) advise the inquiring party that you are not interested in discussing or participating in such a Management Bid and (ii) report such inquiry to the Chairman or his designee in writing.

                                          Very truly yours,

                                          TIE/COMMUNICATIONS, INC.

                                          By: _________________________________
                                             Title: ___________________________

  The undersigned acknowledges that the foregoing bonus constitutes all compensation to be paid to him for the possible sale of the Company.

By: _________________________________
       George N. Benjamin, III